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                                                          EXHIBIT (10)(iii)(A)20

                              EMPLOYMENT AGREEMENT

            This Agreement, dated as of June 10th, 2002, by and between Thomas
W. Horton (the "Executive") and AT&T Corp., a New York corporation (the
"Company")

                                 WITNESSETH THAT

            WHEREAS, the Company has offered the Executive, and the Executive has accepted, employment on the terms and conditions set forth in this Agreement; and

            WHEREAS, the Company and the Executive wish to set forth such terms and conditions in a binding written agreement;

            NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, it is hereby agreed as follows:

            1. Term of Employment. The term of the Executive's employment under this Agreement (the "Term") shall begin on June __, 2002 (the "Effective Date") and end on June 15, 2006; provided, that the Term shall be extended by successive periods of one (1) year, effective as of each Renewal Date (as defined in the next sentence), unless, before any Renewal Date, the Company shall have notified the Executive or the Executive shall have notified the Company that no such extension shall take place (a "Notice of Nonrenewal"); and provided, further, that the Term shall in any event end upon a Termination, as set forth in Section 5 below. "Renewal Date" means each June 15 that occurs during the Term, beginning with June 15, 2006.

            2. Position, Duties and Location. (a) Position. During the Term, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Company, with the duties and responsibilities customarily assigned to that position and such other duties and responsibilities as the Board of Directors of the Company (the "Board") shall from time to time assign to the Executive. The Executive shall report directly to the Chief Executive Officer.

            (a) Duties. During the Term, the Executive shall devote his full business attention and time to the business and affairs of the Company and shall use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, civic or charitable boards or committees, and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or otherwise violate the Executive's obligations hereunder. The Executive shall be subject to the AT&T Non-Competition Guideline, as the same may be amended from time to time, and to any successor policy that may hereafter be adopted (such Guideline and any successor policy thereto, the "Non-Competition Guideline"). The Executive hereby acknowledges that he has received a copy of the Non-Competition Guideline, and that he understands that compensation and benefits otherwise payable to him under this Agreement may be subject to forfeiture if he violates the Non-Competition Guideline. Notwithstanding the second sentence of this
Section 2(b), the Executive shall not serve on any corporate, civic or chari-table boards or committees without first disclosing such proposed service to the Corporate Secretary of Company (the "Corporate Secretary") and obtaining the consent of the Corporate Secretary to such service, and in any event he shall not serve on any board or committee of an entity that is a competitor of the Company within the meaning of the Non-Competition Guideline. The Executive hereby represents to the Company that he has previously informed the Corporate Secretary of the boards and committees on which he presently serves, and has obtained the Corporate Secretary's consent to his remaining a member of such boards and committees.

            (b) Nothing in this Agreement shall prevent the Company from reassigning the Executive's job duties on a temporary basis during any period during which the Executive is absent under the Company's applicable sick leave policy or short-term disability benefits plan, until such time as the Executive returns to work full-time.

            (c) The Executive's services shall be performed primarily at the Company's current offices in Basking Ridge, N.J. or such other location within 35 miles thereof as the Company may hereafter determine.

            3. Compensation.

            (a) Base Salary. During the Term, the Executive shall receive a base salary (the "Base Salary") at an annual rate of not less than six hundred thousand dollars ($600,000), payable at such times and intervals as the Company customarily pays the base salaries of other members of the Company's Operations Group or any comparable successor group of senior executives (hereinafter, the "Other Senior Executives"). During the Term, the Base Salary shall be reviewed annually for possible increase in accordance with the Company's normal practices for the Other Senior Executives. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as so increased.

            (b) Annual Bonus. The Executive shall be eligible to earn an annual bonus (the "Annual Bonus") based on individual and Company performance, under the terms and conditions applicable to the Other Senior Executives. The Executive's target Annual Bonus shall equal one hundred percent (100%) of the Base Salary earned by the Executive during the fiscal year in question, subject to review by the Compensation Committee of the Board of Directors for possible increase. The Annual Bonus for 2002 shall be pro-rated to reflect the portion of the Term that occurs during 2002, but if the Executive remains employed by the Company from the Effective Date through December 31, 2002, in no event shall the Executive's Annual Bonus for fiscal year 2002 be less than three hundred seventy-five thousand dollars ($375,000) (the "Guaranteed Bonus Amount").

            (c) Long Term Incentive Compensation. (i) During the Term, the Executive shall be eligible to receive awards under the Company's 1997 Long Term Incentive Program or any successor thereto (collectively, the "LTIP") under the terms and conditions applicable to the Other Senior Executives; provided, that the Executive's annual LTIP awards for 2002 shall consist of stock options with respect to three hundred fifteen thousand (315,000) shares of Company common stock (the "2002 Options") and a performance share award with respect to seventy-seven thousand five hundred (77,500) shares of Company common stock for the performance cycle 2002-2004 (the "2002 Performance Share Award"), each to be granted effective as of the

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Effective Date. Payment for the 2002 Performance Shares, if any, shall be made during the first quarter of 2005.

            (ii) In addition, the Executive shall be granted, effective on the Effective Date, a special one-time grant under the LTIP of stock options with respect to two hundred ninety thousand (290,000) shares of Company common stock (the "Special Options").

            (iii) The 2002 Options and the Special Options shall have ten-year terms and shall each vest in four equal annual installments beginning on the first anniversary of the date they are granted. The 2002 Options, the Special Options and the 2002 Performance Share Award shall otherwise be subject to the terms and conditions of the LTIP as established for the Other Senior Executives. Notwithstanding the foregoing provisions of this Section 3(c), the number of shares subject to the 2002 Options, the Special Options and the 2002 Performance Share Award shall be adjusted as appropriate to reflect any event described in
Section 4(e) of the LTIP that may occur before they are granted.

            (iv) Without limiting the generality of the foregoing, the 2002 Options, the Special Options and the 2002 Performance Share Award shall be subject to the Non-Competition Guidelines and the Company's Senior Officer Severance Plan or any successor thereto (the "Severance Plan").

            (d) Special Signing and Retention Compensation. The Company shall make the following cash payments to the Executive, provided that the Executive is employed by the Company on the date of payment and subject to the provisions of Section 5(e) below: (i) not later than thirty (30) days after the Effective Date, one million fifty thousand dollars ($1,050,000) (the "Signing Bonus");
(ii) on December 31, 2003, three hundred seventy-five thousand dollars ($375,000); and (iii) on December 31, 2004, three hundred seventy-five thousand dollars ($375,000) (the amounts described in clauses (ii) and (iii) being referred to as the "Retention Bonuses").

            (e) Certain Payments Not Benefit-Bearing. The following amounts will not be counted in the calculation of Executive's benefits under any employee benefit plans and perquisite programs made available by the Company to its management and senior management employees (the "Employee Benefit Plans"): (i) the excess, if any, of the Guaranteed Bonus Amount over the amount of the Annual Bonus for fiscal year 2002 that would be payable to the Executive, absent the last sentence of Section 3(b); (ii) the Signing Bonus; and (iii) the Retention Bonuses. Notwithstanding the foregoing, in the event of a conflict between this Agreement and a particular plan or program regarding the inclusion or exclusion of payments under this paragraph, such plan and not this Agreement shall control.

            4. Benefits. (a) Relocation. In connection with his initial hiring, the Executive shall be eligible for benefits under the Company's Management Relocation Plan B, subject to the terms and conditions thereof, including without limitation use of an approved real estate broker. The Executive hereby acknowledges that he has received a copy of the Company's Management Relocation Plan B. In addition, upon the Executive's purchase of a residence in New Jersey, the Company shall pay him a lump sum equal to the difference between two million five hundred thousand dollars ($2,500,000) and the value realized on the disposition of his Texas

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residence in accordance with the Company's Management Relocation Plan B. This payment will be made at such time to facilitate the closing of the purchase of the New Jersey residence. This payment shall be grossed up to approximate federal and state income tax imposed on the Executive.

            (b) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses that he incurs during the Term in carrying out his duties under this Agreement, provided that he complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses as in effect from time to time.

            (c) Benefits Generally. During the Term, the Executive shall be entitled to participate in the Employee Benefit Plans, on the same terms and conditions as apply to the Other Senior Executives, as the same may be in effect from time to time.

            5. Consequences of Early Termination. (a) Accrued Compensation and Benefit Entitlements. If the Executive's employment with the Company is terminated for any reason at or before the end of the Term, including without limitation as a result at the end of the Term pursuant to the Executive's Notice of Nonrenewal, by action of the Company or the Executive or by reason of the Executive's death or Disability (as defined in Section 5(d) below) (a "Termination"), the Term shall end on the date of the Termination, and the Company and the Executive shall have no further obligations under this Agreement, except as provided in this Section 5. The Executive (or, in the case of his death, the Executive's estate and/or beneficiaries) shall be entitled following a Termination: (i) to receive the Base Salary through the date of the Termination and any cash payment to which the Executive is entitled pursuant to
Section 3(d), to the extent not previously paid; (ii) to the benefit of the 2002 Stock Options, the Special Stock Options, the 2002 Performance Share Award and any other LTIP award previously granted to the Executive, to the extent and on the terms and conditions provided in the LTIP and any agreement governing such award; and (iii) to all other compensation and benefits that may be provided under the terms and conditions of the Employee Benefit Plans.

            (b) Severance. Without limiting the generality of the foregoing, upon a Termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (as those terms are defined in the Severance Plan, except that a termination upon the Company's Notice of Nonrenewal shall also be considered without Cause), the Executive shall be entitled to such severance pay and benefits, if any, upon such Termination as may be provided for in, and subject to the terms and conditions (including the execution of any required release or other documentation or agreement) of, the Severance Plan as in effect at the time of the Termination (including, if applicable, any change of control severance pay or benefits); provided, that such pay and benefits shall not duplicate any pay or benefits provided for under Section 5(a) above.

            (c) Termination Due to Death. In the event of a Termination as a result of the Executive's death during the Term, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits in addition to those provided for in Section 5(a) above: (i) a cash payment equal to the amount of the Executive's target Annual Bonus for the year of the Termination, pro-rated to reflect the portion of the performance year that occurs before the Ter-

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mination (a "Pro-Rata Target Bonus"), payable in a single installment as soon as practicable following the Termination; and (ii) financial counseling for one year following the Termination, including without limitation preparation of the Executive's final individual income tax returns, together with a grossup for any federal income tax imposed on the Executive as a result of receiving such counseling, calculated in accordance with Company practices applicable to Other Senior Executives.

            (d) Termination Due to Disability. The Company shall have the right to terminate Executive's employment as a result of his inability to perform his duties under this Agreement by reason of any physical or mental impairment, which inability is expected to continue for more than twelve (12) months ("Disability"). In the event that Executive's employment is terminated during the Term due to his Disability, he shall be entitled to the following benefits in addition to those provided for in Section 5(a) above: (i) disability benefits in accordance with the disability program then in effect for Other Senior Executives (and the terms of such disability program shall govern exclusively the Executive's rights to benefits thereunder); (ii) a Pro-Rata Target Bonus, payable in a single installment as soon as practicable following the Termination; and (iii) financial counseling for one year following the Termination, including without limitation preparation of the Executive's individual income tax returns, together with a grossup for any federal income tax imposed on the Executive as a result of receiving such counseling, calculated in accordance with Company practices applicable to Other Senior Executives. Nothing in this Agreement shall prevent the Company from reassigning the Executive's job duties to another individual on a temporary basis during any period during which Executive is receiving benefits under the Company's applicable short-term disability benefits plan, until the Executive returns to work full-time or is terminated as a result of Disability, and such a temporary reassignment of duties shall not constitute "Good Reason" under the Severance Plan.

            (e) Repayment of Signing Bonus. If the Executive terminates his employment with the Company without Good Reason before January 1, 2004, he shall repay seven hundred fifty thousand dollars ($750,000) of the Signing Bonus to the Company. If the Executive terminates his employment with the Company without Good Reason on or after January 1, 2004 and before January 1, 2005, he shall repay three hundred seventy-five thousand dollars ($375,000) of the Signing Bonus to the Company. The Company shall be entitled to withhold all or any portion of such amounts that the Executive is obligated to repay from any other cash payment that the Executive is entitled to receive from the Company, including without limitation under the Severance Plan.

            (f) No Damages or Other Relief. In no event shall a Termination be considered a breach of this Agreement, nor shall the Company or the Executive be entitled to any damages, injunctive relief or other relief or compensation beyond that set forth in this Section 5, as a result of any Termination, except as specifically provided in Section 9.

            6. Confidentiality of Trade Secrets and Business Information. The Executive agrees that he will not, at any time during his employment with the Company or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company (collectively, "Confidential Information"), obtained during the course of such employment, except for disclosures and uses required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or

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affiliate of the Company or as may be required by law; provided that, if the
Executive receives notice that any party will seek to compel him by process of law to disclose any Confidential Information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order against such disclosure.

            7. Return of Information. The Executive agrees that at the time of any termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefore, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information and other information relating to the business of the Company or any subsidiary or affiliate of the Company which are in his possession, except as otherwise consented in writing by the Company at the time of such termination. The foregoing shall not prevent the Executive from retain copies of personal contact information to the extent such copies do not contain any Confidential Information.

            8. Covenants of the Executive. (a) Noncompetition. In consideration for the compensation payable to the Executive under this Agreement, the Executive agrees that he will not, during his employment with the Company and for a period of one hundred eighty (180) days after any Termination, regardless of the reason therefor, establish a relationship with a competitor (including but not limited to an employment or consulting relationship) or engage in any activity which is in conflict with or adverse to the interest of the Company, as defined on the Effective Date by the AT&T Non-Competition Guideline (hereinafter referred to as a "Competitive Activity"). Executive recognizes that this obligation includes, and is not limited to, an agreement that he shall not work for a competitor of AT&T Corp. as an executive, consultant, independent contractor or in any other capacity for a period of one hundred eighty (180) days following any Termination, regardless of whether the Termination is at the instance of the Company or the Executive, and regardless of whether the Executive is entitled to severance pay as a result thereof. The foregoing shall not prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding common stock, capital stock and/or equity of any publicly traded entity so long as the Executive has no active participation in the management of business of such firm, corporation or enterprise.

            (b) Noninterference. During the Executive's employment with the Company and for a period of one hundred eighty (180) days following any Termination, the Executive agrees not to directly or indirectly recruit, solicit or induce, any employees, consultants or independent contractors of the Company to terminate, alter or modify their employment or other relationship with the Company. During the Executive's employment with the Company and for a period of one hundred eighty (180) days following any Termination, the Executive agrees not to directly or indirectly solicit any customer or business partner of the Company to terminate, alter or modify its relationship with the Company or interfere with the Company's relationships with any of its customers or business partners on behalf of any enterprise that directly or indirectly competes with the Company.

            (c) Forfeiture. Notwithstanding any other provision of this Agreement or of any Employee Benefit Plan or other plan, policy, arrangement or agreement, the Company may, in its discretion, determine to cause the Executive to forfeit any and all payments and benefits from the Company and its affiliates (except those made from Company-sponsored tax-qualified

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pension or welfare plans) to which Executive may otherwise be entitled, whether under this Agreement or otherwise, if Executive violates any of his obligations under the Non-Competition Guideline; provided, that before imposing such forfeiture, the Company shall first given the Executive written notice of the violation and its intent to cause such forfeiture, and an opportunity to cure such violation; and provided, further, that no such notice shall be required if either (i) the Company had previously notified the Executive that the conduct or proposed conduct in question violated or would violate his obligations under the Non-Competition Guideline, or (ii) such conduct is not capable of being cured.

            9. Enforcement. The Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 6 through 8 above is to protect the goodwill, trade secrets and other confidential information of the Company;
(ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any such covenants;
(iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under Sections 6 through 8 would be inadequate; and (iv) even the threat of any misuse of the Confidential Information of the Company would be irreparably harmful because of the importance of that Confidential Information. The Executive therefore agrees and consents that if he commits any breach of a covenant under Sections 6 through 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. If any portion of Sections 6 through 8 is hereafter determined to be invalid or unenforceable in any respect, such determination not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions. In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 8 are found by a court or an arbitrator to be unreasonable, the Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. If any of the covenants of Sections 6 through 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            10. Cooperation After Termination of Employment. Following the termination of his employment for any reason, the Executive shall reasonably cooperate with the Company with respect to the prosecution or defense by the Company of any legal proceedings in which the Executive is or could be a witness. The Executive's obligation to cooperate pursuant to this Section 10 shall continue until such legal proceedings are concluded or his services as a witness or consultant are no longer required. The Company shall reimburse the Executive for all travel and other out-of-pocket expenses required by his obligations under this Section 10.

            11. Resolution of Disputes. Any disputes arising under or in connection with this Agreement, other than Sections 6 through 8 above, shall first be addressed by third-party mediation and, if such mediation fails to resolve such dispute within sixty days, by binding arbi-

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tration, to be held in New Jersey. The arbitration shall be conducted according to the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall pay the costs of the arbitrator or the mediator but not the attorneys' fees of the Executive; provided, however, that the Company shall reimburse the Executive for attorneys' fees if the Executive prevails in such arbitration on any material issue.

            12. Executive's Representations. The Executive hereby represents and warrants that the Executive has the right to enter into this Agreement with the Company and to grant the rights contained in this Agreement, and the provisions of this Agreement do not violate any other contracts or agreements that the Executive has entered into with any other individual or entity. The Executive acknowledges that before signing this Agreement, he was given the opportunity to read it, evaluate it and discuss it with his personal advisors and attorney and with representatives of the Company. The Executive further acknowledges that the Company has not provided him with any legal advice regarding this Agreement.

            13. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered
(a) personally, (b) by facsimile with evidence of completed transmission, or (c) delivered by overnight courier; to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                If to the Company:

                        AT&T Corp.
                        Room 4353K2
                        295 North Maple Ave.
                        Basking Ridge, N.J.  07920
                        Attention:  Executive Vice President, Human Resources

                If to the Executive:

                        Thomas W. Horton
                        295 North Maple Ave.
                        Basking Ridge, N.J. 07920

            14. Assignment and Successors. (a) The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company specifically reserves the right to assign the terms of this Agreement to any successor, whether the successor is the result of any sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof. No sale, purchase, merger, consolidation, asset sale, divestiture or spin-off or any form or combination thereof shall be construed as a termination of Executive's employ-

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ment. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor to which this Agreement is assigned or that assumes this Agreement by operation of law or otherwise.

            15. Governing Law Amendment. This Agreement shall be governed by, and construed in accordance with, the laws of New Jersey, without reference to principles of conflict of laws. This Agreement may not be amended or modified except by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.

            16. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            17. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            18. No Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            19. Headings. The Section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.

            20. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto, including without limitation any term sheet.

            21. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

                            /s/  Thomas W. Horton
                            ---------------------------------
                            Thomas W. Horton

                            AT&T Corp.

                            By: /s/  Mirian M. Graddick-Weir
                                -----------------------------
                                Mirian M. Graddick-Weir
                                Executive Vice-President
                                Human Resources

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